Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

SALVAGGIO & TEAL LTD.
 d/b/a
SALVAGGIO, TEAL & ASSOCIATES,

SALVAGGIO & TEAL II, L.L.C.,

MITT SALVAGGIO,

KIRK TEAL,

NATHAN FREY,

INTERNATIONAL CONSULTING ACQUISITION CORP.,

and

INFORMATION SERVICES GROUP, INC.
(FOR PURPOSES OF SECTIONS 2.07, 2.08(F), 2.08(G) AND 9.01 ONLY)

dated as of

February 10, 2011

i

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Section 11.11	Specific Performance	58

Section 11.12	Acknowledgment by Buyer	58

Section 11.13	Counterparts	60

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 10, 2011, is entered into by and among Salvaggio & Teal Ltd. d/b/a Salvaggio, Teal & Associates, a Texas limited partnership (“Seller”), Salvaggio & Teal II, L.L.C., the general partner of Seller and a Texas limited liability company,  Mitt Salvaggio, Kirk Teal, Nathan Frey (each of Salvaggio & Teal II, L.L.C., Mitt Salvaggio, Kirk Teal and Nathan Frey, a “Partner” and together the “Partners”), International Consulting Acquisition Corp., a Delaware corporation (“Buyer”), and, for purposes of Sections 2.07, 2.08(f), 2.08(g) and 9.01 only, Information Services Group, Inc., a Delaware corporation (“ISG”).

RECITALS:

WHEREAS, Seller is engaged in the business of independent consulting services and strategic planning for public sector clients with its primary activity assisting clients in the acquisition and implementation of new Enterprise Resource Planning (“ERP”) systems and all other businesses carried on by Seller (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, certain Employees have executed and delivered employment contracts with Buyer to be effective upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“2011 Earn-Out Payment” has the meaning set forth in Section 2.08(a).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Working Capital” means: (a) Actual Current Assets, less (b) Actual Current Liabilities, determined as of the open of business on the Closing Date.

“Actual Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Actual Current Assets” means the Current Assets set forth on the Actual Closing Working Capital Statement.

“Actual Current Liabilities” means the Current Liabilities set forth on the Actual Closing Working Capital Statement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.04(b).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash” means, with respect to the Business, all cash and cash equivalents held by the Business less an amount of cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Business but have not cleared its bank or other accounts; all as determined in accordance with GAAP.

“Cash Consideration” has the meaning set forth in Section 2.05(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial ERP Revenue” means revenue of the Buyer and its Affiliates attributable to the commercial ERP business of the Buyer and its Affiliates.

“Consents” has the meaning set forth in Section 2.08(a).

“Continuing Employees” has the meaning set forth in Section 6.01(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, of the Seller.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Credit Agreement” means the Credit Agreement, dated as of November 16, 2007, among International Advisory Holdings Corp., International Consulting Acquisition Corp, the various lenders parties thereto and Deutsche Bank Trust Company Americas, as administrative agent, as may be amended from time to time.

“Current Assets” means, with respect to the Business, without duplication, the sum of (a) Accounts Receivable (net of any reserves), (b) prepaid expenses, (c) inventory, (d) unbilled receivables, and (e) other assets that would be accounted for as current assets in accordance with GAAP, but excluding (i) Cash and (ii) Excluded Assets; all as determined in accordance with GAAP.

“Current Liabilities” means, with respect to the Business, without duplication, the sum of (a) trade accounts payable and accrued expenses, (b) accrued salaries, payroll taxes, fringe benefits and bonuses, (c) deferred revenue, and (d) other liabilities that would be accounted for as current liabilities in accordance with GAAP, but excluding any Excluded Liabilities; all as determined in accordance with GAAP.

“Customers” has the meaning set forth in Section 4.13.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“Earn-Out Payments” has the meaning set forth in Section 2.08.

“EBITDA” has the meaning set forth in Section 2.08(d).

“Employees” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act

of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Seller or any of its Affiliates, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code of which Seller or such Affiliate is a member.

“ERP” has the meaning set forth in the recitals.

“ERP Revenue Trigger” has the meaning set forth in Section 2.08(f)(i).

“Estimated Closing Working Capital” means a good faith estimate by Seller of the (a) Estimated Current Assets, less (b) Estimated Current Liabilities, determined as of the open of business on the Closing Date.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Estimated Current Assets” means the Current Assets set forth on the Estimated Closing Working Capital Statement.

“Estimated Current Liabilities” means the Current Liabilities set forth on the Estimated Closing Working Capital Statement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Forfeiture Restrictions” has the meaning in Section 2.08(f)(iii).

“GAAP” means United States generally accepted accounting principles consistently applied during the relevant period in accordance with past practice of the applicable party.  For the avoidance of doubt, in the event prior practice conflicts with GAAP, GAAP shall govern.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property, including all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, corporate names, logos, trade dress and other source identifiers and proprietary indicia of origin and all goodwill associated with the foregoing, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications (“Trademarks”); (b) internet domain names, whether or not Trademarks, and all registrations related thereto (“Domain Names”); (c) original works of authorship and copyrightable works in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), including software, code, computer programs, compilations, databases, database rights, documentation, research, reports and other textual works, all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”); (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) designs and inventions and all improvements thereto, all patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications (“Patents”).

“Intellectual Property Assets” means all Intellectual Property (excluding all off-the-shelf commercially available software) that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements, whether exclusive or non-exclusive, granting any rights or interests in or to any Intellectual Property (excluding all off-the-shelf commercially available software) that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or registrar in any jurisdiction, including (a) Trademark registrations and applications, (b) Domain Name registrations, reservations and equivalent protections, (c) Copyright registrations and applications and (d) Patents and Patent applications in each case in the name of Seller.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“ISG” has the meaning set forth in the preamble.

“ISG Shares” has the meaning set forth in Section 2.08(f).

“Knowledge of Seller” or any other similar knowledge qualification related to Seller means the actual knowledge of any individual Partner or officer of Seller or Salvaggio & Teal II, L.L.C. after due inquiry of employees of Seller having responsibility for the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that (i) “Losses” shall not include punitive, incidental, speculative or indirect damages, diminution in value, lost profits, other consequential damages of any type or damages based on any application of a multiple of revenue, income or EBITDA or any similar model, except in the case of fraud or to the extent actually awarded to a Governmental Authority or to another third party and (ii) “Losses” shall include actual dollar-for-dollar amount of lost profits, which do not include a multiple of revenue, income or EBITDA or any similar model, that can be proved by Buyer to be the direct result of actions taken or omitted to be taken (other than actions taken or omitted to be taken pursuant to the terms of this Agreement) by Seller or the Partners.

“Material Adverse Change” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of Buyer or ISG, or (b) the ability of Buyer or ISG to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which Buyer or ISG operates; (iii) any change, effect or circumstance resulting from the announcement of this Agreement or the transactions contemplated hereby or an action required or permitted by this Agreement, except pursuant to Section 5.03 and Section 6.04; (iv) changes in Law, GAAP or other accounting requirements; or (v) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) or (v) immediately above shall be taken into account in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on Buyer or ISG compared to other participants in the industries in which Buyer or ISG operates.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from the announcement of this Agreement or the transactions contemplated hereby or an action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.04; (iv) changes in Law, GAAP or other accounting requirements; or (v) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) or (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Overhead” means the category of expenses set forth on Schedule 1.

“Overhead Amount” means an amount equal to $239,000.

“Part I Earn-Out Payments” has the meaning set forth in Section 2.08(b).

“Part II Earn-Out Payments” has the meaning set forth in Section 2.08(c).

“Partner” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proportionate Interest” has the meaning set forth in Section 2.08(h)(i).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” means consulting services and strategic planning for public sector clients and all other businesses carried on by Seller within the past 5 years.

“Restricted Period” has the meaning set forth in Section 6.03.

“Revenue” means, for any period, the fees, charges, expense reimbursements, sales or other sources of income generated from whatever source or services of the Business for such period determined in accordance with GAAP, including any revenue generated by Buyer or ISG or any of their Affiliates or subsidiaries through referrals or introductions to current or former customers of Seller and in which one of the Partners participated during the sales process; provided that any revenues generated by Buyer, ISG or any Affiliate or other subsidiary from and after December 31, 2010 from the states of Louisiana or West Virginia, or any political subdivision of either state, or any department, agency or bureau of any of the foregoing after a referral or introduction by any of the Partners, shall be deemed Revenue.

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 8.04(a).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means an amount equal to $850,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year-End Financial Statements” has the meaning set forth in Section 4.04.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)           all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(c)           all Contracts (other than the Excluded Contracts), including, without limitation, those listed on Section 4.07(a) of the Disclosure Schedules, (collectively, the “Assigned Contracts”);

(d)           all Intellectual Property Assets and Intellectual Property Licenses;

(e)           all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, hardware, computers (including all electronic files and programs used in connection with the Business located in any computer or other electronic device owned or leased by Seller), telephones and other tangible personal property (the “Tangible Personal Property”);

(f)            all Leased Real Property;

(g)           all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.16(b) of the Disclosure Schedules, to the extent transferable;

(h)           all rights to any Actions of any nature available to or being pursued by Seller or any of its Affiliates to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise and all proceeds thereto;

(i)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes);

(j)            all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)           all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l)            originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, current price lists, distribution lists, current supplier lists, production data, quality control records and procedures, customer complaint log and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, research and files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”); and

(m)          all goodwill and the going concern value of the Business.

Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           all Cash;

(b)           all Contracts relating to Benefit Plans, Employees or independent contractors (including life insurance policies on the lives of the Partners) and the Contracts listed on Section 2.02(b) of the Disclosure Schedules (collectively, the “Excluded Contracts”);

(c)           the organizational documents, minute books, Tax Returns, books of account or other records having to do with the partnership organization of Seller;

(d)           the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e)           Tax Refunds and rights under insurance policies to the extent they relate to Excluded Liabilities and counterclaims or cross-claims or other rights, actions and causes of action of or in favor of Seller relating to or arising out of pending or threatened Actions referenced in Section 2.04(d); and

(f)            the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)           all deferred revenue;

(b)           all trade accounts payable and accrued expenses of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date and any other current Liabilities that are taken into account in the computation of Actual Closing Working Capital; and

(c)           all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04         Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause Salvaggio & Teal II, L.L.C. (if applicable) to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)           any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           any Liability for (i) Taxes of Seller (or any partner, equityholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.09; or (iii) other Taxes of Seller (or any partner, equityholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any partner, equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)           any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)           any Liabilities of Seller or the Business arising under or in connection with any Benefit Plan providing benefits to any present or former employee, director or independent contractor of Seller;

(f)            except as provided in Section 6.01, any Liabilities of Seller or the Business for any present or former employees, directors, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, termination or other payments;

(g)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller prior to Closing;

(h)           any trade accounts payable or accrued expenses of Seller (i) to the extent not accounted for in the Post-Closing Working Capital Adjustment; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(i)            any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement unless Buyer is receiving the economic benefit thereof in accordance with Section 2.11;

(j)            any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(k)           any Liabilities under the Excluded Contracts or any other Contracts or any Intellectual Property Licenses (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement unless Buyer is receiving the economic benefit thereof in accordance with Section 2.11; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts or Intellectual Property Licenses prior to Closing;

(l)            any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(m)          any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05         Purchase Price. The aggregate purchase price for the Purchased Assets shall consist of the following (the “Purchase Price”):

(a)           cash equal to $9,000,000, subject to adjustment pursuant to Section 2.06 hereof (the “Cash Consideration”);

(b)           the additional consideration, if any, calculated pursuant to Sections 2.07 and 2.08; and

(c)           the assumption of the Assumed Liabilities.

The Cash Consideration shall be paid at the Closing by wire transfer of immediately available funds to an account designated by Seller, and Seller shall provide written wire transfer instructions to Buyer no later than two Business Days prior to the Closing Date.

Section 2.06         Purchase Price Adjustment.

(a)           Closing Working Capital Adjustment.

(i)            Within 3 Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (A) a statement setting forth its calculation of Estimated Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Estimated Closing Working Capital Statement”), and (B) a certificate of the chief financial officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied in a manner consistent with the same accounting methods, practices, principles, policies and procedures used by Seller in preparing the Balance Sheet.  Seller will grant Buyer and Buyer’s accountants full access to the relevant books and records of Seller, the personnel of, and work papers prepared by, Seller and/or Seller’s accountants to the extent that they relate to the Estimated Closing Working Capital Statement and to such historical financial information relating to the Estimated Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Estimated Closing Working Capital Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Seller. If Buyer raises any objections to the Estimated Closing Working Capital Statement, Buyer and Seller shall in good faith attempt to resolve any objections prior to the Closing, and Seller shall make such revisions to the disputed items as may be mutually agreed between Buyer and Seller.

(ii)           At the Closing, the Purchase Price shall be (A) increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital or (B) decreased by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital.

(b)           Post-Closing Working Capital Adjustment.

(i)            Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Actual Closing Working Capital and setting forth in reasonable detail by item and amount the basis for any differences between the Actual Closing Working Capital and the Estimated Closing Working Capital, which statement shall be substantially in the form of Section 2.06(b)(i) of the Disclosure Schedules (the “Actual Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Actual Closing Working Capital Statement was prepared in accordance with GAAP applied in a consistent manner with the same accounting methods, practices, principles, policies and procedures used by Seller in preparing the Balance Sheet.

(ii)           The “Post-Closing Working Capital Adjustment” shall be an amount equal to the Actual Closing Working Capital minus the Estimated Closing Working Capital. If the Post-Closing Working Capital Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Working Capital Adjustment. If the Post-Closing Working Capital Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Working Capital Adjustment.

(c)           Examination and Review.

(i)            Examination. After receipt of the Actual Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Actual Closing Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Actual Closing Working Capital

Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Actual Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Actual Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)           Objection. On or prior to the last day of the Review Period, Seller may object to the Actual Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Actual Closing Working Capital Statement and the Post-Closing Working Capital Adjustment reflected in the Actual Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Working Capital Adjustment and the Actual Closing Working Capital Statement with such changes as agreed to in writing by Buyer and Seller shall be final and binding.

(iii)          Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to KPMG LLP, or if KPMG LLP cannot accept the engagement then the office of an impartial nationally recognized firm of independent certified public accountants, which shall be appointed by the mutual agreement of Buyer and Seller (the “Independent Accountants”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Working Capital Adjustment and the Actual Closing Working Capital Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Actual Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants

(that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(v)           Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Actual Closing Working Capital Statement and/or the Post-Closing Working Capital Adjustment shall be conclusive and binding upon the parties hereto.

(vi)          Payments of Post-Closing Working Capital Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Working Capital Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within 10 Business Days of acceptance of the applicable Actual Closing Working Capital Statement or (y) if there are Disputed Amounts, then within 10 Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Working Capital Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07         Allocation of Purchase Price.  The Purchase Price as finally determined shall be allocated among the Seller’s tangible and intangible assets as of the Closing Date in accordance with GAAP, the Code, and Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and shall be set forth in a schedule (the “Allocation Schedule”).  In the event the portion of the Purchase Price allocated to the restrictive covenants set forth in Sections 6.02 or 6.03 of this Agreement or Section 7 of the employment contracts executed and delivered by and between the individual Partners and Buyer to be effective upon the Closing is in excess of $250,000 in the aggregate, Buyer shall pay to Seller as additional Purchase Price an amount equal to (i) the excess amount of any such allocation over $250,000 multiplied by (ii) 21%.  Any such amount shall be paid to Seller in accordance with the terms of Section 2.08(h).   A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 90 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule, such dispute shall be resolved by the Independent Accountants.  The fees and expenses of the Independent Accountants in respect of disputes pursuant to this Section 2.07 shall be borne by the party whose position varies the most financially from the Independent Accountants’ position.  ISG, Buyer, Seller and the Partners each hereby covenant and agree that they each will not take a position on any tax return, before any governmental agency charged with the collection of any tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.07, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of relevant state or local law.

Section 2.08         Earn-Out Payments.  Buyer shall pay, as part of the Purchase Price, to Seller contingent payments (the “Earn-Out Payments”) to be determined as follows:

(a)           2011 Earn-Out.  With respect to calendar year 2011, Buyer shall pay to Seller cash in an amount equal to $2.00 for every $1.00 in Revenue in excess of $9,000,000 (the “2011 Earn-Out Payment”); provided that (i) the maximum 2011 Earn-Out Payment shall not exceed $2,000,000 and (ii) the 2011 Earn-Out Payment shall only be paid if all approvals, consents and waivers required by a Contract and identified as material on Section 4.03 of the Disclosure Schedules (the “Consents”) shall have been received and executed counterparts shall have been delivered to Buyer on or prior to December 31, 2011; provided however that if Revenue continues to be or is received or recognized by Seller or Buyer or ISG or any Affiliate of either of them (such Revenue being subject to Section 2.11) under any Contract despite the lack of a Consent, Buyer hereby waives the requirement that it be delivered a Consent for such Contract by December 31, 2011.  Notwithstanding the foregoing, in the event Seller does not obtain all Consents by December 31, 2011 and Revenue is not received or recognized by Seller or Buyer or ISG or any Affiliate of either of them under the Contracts requiring Consents on or before December 31, 2011 but for which any of such Consents was not obtained on or before December 31, 2011, then in such event, (x) if Revenue in calendar year 2011 is equal to or greater than $15,000,000, Buyer shall pay to Seller $2,000,000 as the 2011 Earn-Out Payment; (y) if Revenue in calendar year 2011 is less than $15,000,000 but greater than $10,000,000, Buyer shall pay to Seller as the 2011 Earn-Out Payment an amount equal to the product of $2,000,000 multiplied by the percentage calculated by dividing the 2011 calendar year Revenue by $16,000,000; and (z) if Revenue in calendar year 2011 is less than $10,000,000, the 2011 Earn-Out Payment shall be the lesser of (I) the amount calculated in clause (y) above and (II) the 2011 Earn-Out Payment assuming Consents have been received and delivered.  For the avoidance of doubt but not as a limitation, assuming all Consents have been received and delivered by December 31, 2011, if Revenues for fiscal year 2011 are $9,000,000 or less, then the 2011 Earn-Out Payment will be $0 and if Revenues for fiscal year 2011 are $10,000,000 or greater, then the 2011 Earn-Out Payment will be $2,000,000.

(b)           Part I 2012-2015 Earn-Out.  With respect to fiscal years 2012 through 2015, Buyer shall pay to Seller in cash an amount equal to (the “Part I Earn-Out Payments”):

(i)            if EBITDA for such fiscal year is $2,200,000 or less, then the Part I Earn-Out Payment for such fiscal year will be $0; and

(ii)           if EBITDA for such fiscal year is greater than $2,200,000 (but equal to or less than $2,700,000), the dollar amount of the excess above $2,200,000 multiplied by 2.5; provided that no Part I Earn-Out Payment for any fiscal year from 2012 through 2015 shall exceed $1,250,000; provided further that the cumulative total of all Part I Earn-Out Payments for fiscal years 2012 through 2015 shall not exceed $3,750,000.  For example, for any fiscal year from 2012 through 2015, if EBITDA is (i) $2,100,000, the Part I Earn-Out Payment for such fiscal year will be $0; (ii) $2,600,000, the Part I Earn-Out Payment for such fiscal year will be $1,000,000; and (iii) $2,800,000, the Part I Earn-Out Payment for such fiscal year will be $1,250,000.  For purpose of calculations pursuant to this Section 2.08(b)(ii), EBITDA shall be calculated with the Partners’ compensation collectively set at $600,000.

(c)           Part II 2012-2015 Earn-Out.  With respect to fiscal years 2012 through 2015, if EBITDA for such fiscal year is greater than $2,700,000, Buyer shall pay to Seller, in addition to the Part I Earn-Out Payment for such fiscal year, an amount in cash (the “Part II Earn-Out Payments”) equal to 30% of the excess above $2,700,000; provided that the cumulative total of all Part II Earn-Out Payments for fiscal years 2012 through 2015 shall not exceed $2,000,000.  For example, for any fiscal year from 2012 through 2015, if EBITDA is (i) $2,700,000 or less, the Part II Earn-Out Payment for such fiscal year will be $0; and (ii) $3,000,000, the Part II Earn-Out Payment for such fiscal year will be $90,000.  For purpose of the calculations set forth this Section 2.08(c), EBITDA shall be calculated with the Partners’ compensation set at accrued compensation received in such fiscal year.

(d)           EBITDA Calculation.  For purposes of this Section 2.08, “EBITDA” means, for any period, the net earnings of the Business from continuing operations excluding expenses from interest, income taxes, depreciation and amortization, calculated in accordance with GAAP as if the Business were being operated as a separate, stand-alone business and excluding the following:  (i) any “extraordinary items” (as that term is defined by GAAP) of gain or loss during the period; (ii) any gains or losses realized from the sale of any assets other than in the ordinary course of business; (iii) any Earn-Out Payments or issuance of the ISG Shares; (iv) any Overhead in excess of the Overhead Amount; and (v) any legal or accounting fees or expenses arising out of this Agreement or the Transactions contemplated by this Agreement.

(e)           Deferral of Earn Out Payment.  In the event that a Default (as defined in the Credit Agreement) occurs under the Credit Agreement which constitutes an Event of Default (as defined in the Credit Agreement) and such Event of Default exists at the time any Earn-Out Payment is to be paid pursuant to Section 2.08(h) or would exist immediately after giving effect to such Earn-Out Payment, Buyer may, upon written notice to Seller specifying in reasonable detail such Event of Default and the steps Buyer is taking to remedy such Event of Default, delay making such payment until the aforementioned condition no longer exists and such payment shall accrue interest at a rate per annum equal to London Interbank Offered Rate (LIBOR) as published in The Wall Street Journal plus 3.5%.  Buyer will use commercially reasonable efforts to cure or clear such Default or Event of Default or obtain a waiver that would permit Buyer to make such Earn-Out Payment when due or as soon as possible thereafter.  If such Earn-Out Payment is not paid on or before 180 days after the date on which such Earn-Out Payment was to be paid pursuant to Section 2.08(h), such payment and, to the extent permitted by law, any accrued interest in respect of such Earn-Out Payment shall accrue interest at a rate per annum equal to LIBOR as published in The Wall Street Journal plus 5.5%.

(f)            ISG Shares.

(i)            At the Closing, ISG will grant an aggregate of 250,000 restricted shares of ISG common stock, par value $0.001 per share (the “ISG Shares”), to the Partners, allocated as follows: Mitt Salvaggio — 142,500 ISG Shares; Kirk Teal — 57,500 ISG Shares; and Nathan Frey — 50,000 ISG Shares.  The ISG Shares are unvested and subject to the Forfeiture Restrictions.  The ISG Shares shall vest and no longer be subject to forfeiture if the Commercial ERP Revenue is at least $10,000,000 for a trailing 12-month period on or before December 31, 2015 (the “ERP Revenue Trigger”).

(ii)           Until the ISG Shares vest in accordance with Section 2.08(f)(i), such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, disposed of or encumbered.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, disposition or encumbrance shall be void and ISG shall not be bound thereby.

(iii)          The ISG Shares shall be automatically forfeited by the recipient thereof, shall be cancelled immediately by ISG and shall be no longer outstanding for any purpose whatsoever upon a final determination pursuant to Section 2.08(h) that the ERP Trigger Event has not occurred (the “Forfeiture Restrictions”).  ISG shall have no further obligation to the recipient of such ISG Shares with respect to any ISG Shares so forfeited and cancelled.

(g)           Post-Closing Conduct of Business.  Through December 31, 2015, (i) Buyer and ISG will continue to operate and maintain Buyer as a separate wholly-owned subsidiary of ISG under the “STA Consulting” name; (ii) Buyer and ISG shall conduct and operate the Business in the ordinary course of business; (iii) neither ISG nor Buyer shall take any action the primary purpose of which is to reduce the opportunity of the Seller or the Partners to achieve the Earn-Out

Payments or the vesting of the ISG Shares set forth in Section 2.08.  For 2011, the funding of the marketing, sales and service efforts of the Business shall be in accordance with past practice.  All revenue (as recognized in accordance with GAAP) attributable to the conduct of the Business or the efforts of Partners in assisting Buyer, ISG or any of their respective Affiliates or other subsidiaries in generating business/and or clients shall be deemed Revenue and Commercial ERP Revenue for purposes of calculating the Earn-Out Payments and determining satisfaction of the ERP Revenue Trigger.  For the avoidance of doubt, all revenue of Buyer, ISG or any of their respective Affiliates from the states of Louisiana or West Virginia, or any political subdivision of either state, or any department, agency or bureau of any of the foregoing after a referral or introduction by any of the Partners, shall be deemed Revenue and Commercial ERP Revenue.

(h)           Payment and Dispute Procedures.

(i)            Promptly after Buyer receives the ISG consolidated audited financial statements for the twelve-month period for each earn-out period and no later than 90 days after the end of the twelve-month period for each earn-out period, Buyer will deliver to Seller a notice setting forth Buyer’s determination of Revenue or EBITDA, as applicable, for the applicable earn-out period and stating whether Seller is entitled to the applicable Earn-Out Payment.  If the notice provides that Seller is entitled to an Earn-Out Payment, and Seller does not timely dispute such amount, Buyer shall make the applicable Earn-Out Payment by the later of (A) March 31 of the year following the applicable earn-out period and (B) within 10 Business Days of the notice.  If the notice provides that Seller is not entitled to an Earn-Out Payment, or if Seller otherwise disagrees with Buyer’s determination, Seller shall notify Buyer no later than 30 calendar days after the applicable notice is delivered of its objections and the basis therefor.  Failure of Seller to notify Buyer of concurrence or disagreement with the matters set forth in the notice within 30 calendar days after delivery of the notice shall be deemed to be concurrence.  If an objection is made, Buyer and Seller will negotiate in good faith to reach an agreement regarding the matters in dispute; provided that Buyer shall pay to Seller the undisputed amount in accordance with the second sentence of this Section 2.08(h)(i).  Buyer agrees to provide Seller promptly upon request with all reasonable documents related to Buyer’s calculations for the applicable earn-out period.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within 15 Business Days after Seller advises Buyer of its objections, then any remaining disputed matters will be finally and conclusively determined by the Independent Accountants and the Independent Accountants’ determination shall be based upon and consistent with the terms and conditions of this Agreement.  The Independent Accountants will determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, which report will be final, conclusive, non-appealable and binding upon the parties.  All fees and expenses of the Independent Accountants shall be paid by the parties in the same manner as set forth in Section 2.06(c)(iv).  If the Independent Accountants’

report indicates that Seller is entitled to an Earn-Out Payment, Buyer shall make such payment to Seller or if the Partners have notified Buyer that Seller has been dissolved, to Seller’s Partners in accordance with the “Proportionate Interests” within 10 Business Days of the issuance of such report. “Proportionate Interests” shall mean that any amounts which shall be paid to the Partners as an Earn-Out Payment shall be paid in the following percentages:  57% to Mitt Salvaggio; 23% to Kirk Teal; and 20% to Nathan Frey.

(ii)           Upon satisfaction or non-satisfaction of the ERP Revenue Trigger, Buyer shall deliver to the Partners written notification of such event.  If the notice provides that ERP Revenue Trigger has been satisfied, the notice will indicate that ISG Shares have vested in accordance with Section 2.08(f).  If the notice provides that ERP Revenue Trigger has not been satisfied, the Partners shall notify Buyer no later than 30 calendar days after such notice is delivered of its objections and the basis therefor.  Failure of the Partners to notify Buyer of concurrence or disagreement with the matters set forth in the notice within 15 Business Days after delivery of the notice shall be deemed to be concurrence.  If an objection is made, Buyer and the Partners will negotiate in good faith to reach an agreement regarding the matters in dispute.  Buyer agrees to provide the Partners promptly upon request with all reasonable documents related to Buyer’s calculations relating to the ERP Revenue Trigger.  If Buyer and the Partners, notwithstanding such good faith effort, fail to resolve all matters in dispute within 15 Business Days after the Partners advise Buyer of their objections, then any remaining disputed matters will be finally and conclusively determined by the Independent Accountants and the Independent Accountants’ determination shall be based upon and consistent with the terms and conditions of this Agreement.  The Independent Accountants will determine (based solely on presentations by Buyer and the Partners and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, which report will be final, conclusive, non-appealable and binding upon the parties.  All fees and expenses of the Independent Accountants shall be paid by the parties in the same manner as set forth in Section 2.06(c)(iv).  If the Independent Accountants’ report indicates that the Partners are entitled to vesting of the ISG Shares, the ISG Shares will be deemed to have vested, in accordance with Section 2.08(f), as of the date of satisfaction of the ERP Revenue Trigger.

Section 2.09         Set-Off.  At Buyer’s sole option, upon fifteen (15) Business Days prior written notice, any amounts owing and payable by Seller or any Partner to Buyer may be set-off against any Earn-Out Payments owing and payable by Buyer to Seller pursuant to Section 2.08, such that only a net amount shall be paid by Buyer to Seller; provided, however, that if Seller or any Partner disputes any payment owing and payable by Seller or any Partner to Buyer, any amount that is the subject of such dispute shall be placed in an escrow account with Fifth Third Bank or another third-party escrow agent mutually agreed upon by the parties pursuant to an escrow agreement to be mutually agreed upon by the parties until resolution of such dispute.

Section 2.10         Withholding Tax. Buyer shall be entitled to deduct and withhold from any payments made pursuant to this Agreement all Taxes that Buyer shall be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.11         Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable best efforts to obtain any such required consent(s) as promptly as possible; provided that Seller shall not be obligated to make any payment to any other party to the agreement to obtain such consent unless the agreement expressly requires such payment. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer and, provided Buyer receives all such benefits, Buyer shall pay or satisfy any liabilities with respect to such Purchased Asset as and when they are due, to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.

Section 2.12         Legend.  Upon issuance, the ISG Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE LAWS.”

ARTICLE III
CLOSING

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m., New York time, on February 10, 2011, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02         Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Buyer the following:

(i)            a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)           an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)          assignments in the form of Exhibit C hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer;

(iv)          with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(v)           executed consent of the landlord of the Spicewood office property to the transactions contemplated by this Agreement;

(vi)          a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(vii)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the general partner of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(viii)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)            the Cash Consideration;

(ii)           the Assignment and Assumption Agreement duly executed by Buyer;

(iii)          the Intellectual Property Assignments duly executed by Buyer;

(iv)          with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer; and

(v)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and the Closing Date.  The Disclosure Schedules have been arranged in separately numbered sections corresponding to the sections of this Article IV; however, the disclosure of any item in any section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to which the relevance of such item is readily apparent.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Section 4.01         Organization and Qualification of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Texas and has full limited partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or be licensed would not have a Material Adverse Effect.

Section 4.02         Authority of Seller. Seller has full limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and ISG) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the limited partnership agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03(c) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, except in the case of clauses (b), (c) and (d) where such conflict, violation, breach, failure to obtain consent, give notice or take action, default, acceleration, termination, modification, cancelation, creation or imposition would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, (ii)  subject Seller or the Business to any material Liability, or (iii) adversely affect in any material respect Buyer’s ability to conduct the Business after the Closing as presently conducted.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain, have or make would not (x) have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby, (y) subject Seller or the Business to any material liability or (z) adversely affect in any material respect Buyer’s ability to conduct the Business after the Closing as presently conducted.

Section 4.04         Financial Statements.  Complete copies of the financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2008, 2009 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and financial statements consisting of the balance sheet of the Business as of December 31, 2010, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve-month period then ended (the

“Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of footnotes. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2010, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05         Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) liabilities and obligations under the Assigned Contracts.

Section 4.06         Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, there has not been any:

(a)           event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           redemption, purchase or acquisition of Seller’s partnership interests;

(c)           material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)           material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)           entry into any Contract involving an aggregate consideration in excess of $25,000;

(f)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business, other than under Seller’s existing credit facilities;

(g)           transfer, assignment, sale or other disposition outside the ordinary course of business of any of the Purchased Assets shown or reflected in the Balance Sheet;

(h)           cancellation of any material debts or claims or material amendment, termination or waiver of any rights, in each case outside the ordinary course of business, that if they existed on the date hereof would constitute Purchased Assets;

(i)            transfer, assignment, license or grant, outside the ordinary course of business, any rights under or with respect to any material Intellectual Property Assets or material Intellectual Property Licenses;

(j)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)           acceleration, termination, material modification to or cancellation of any Contract that, if in existence on the date hereof, would be required to be listed on Section 4.07 of the Disclosure Schedules or Permit that, if in existence on the date hereof, would be required to be listed on Section 4.16 of the Disclosure Schedules;

(l)            material capital expenditures which would constitute an Assumed Liability;

(m)          imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(n)           except as set forth on Section 4.06(n) of the Disclosure Schedules, grant of any bonuses, whether monetary or otherwise, or any wage, salary, severance or benefit increases in respect of any Employees, directors or independent contractors, other than as provided for in any written agreements or Benefit Plans set forth in Section 4.18(a) of the Disclosure Schedules, or change in the terms of employment for any Employee;

(o)           entry into or termination of any employment, severance or change in control agreement or collective bargaining agreement covering any of the Employees, written or oral, or modification of the terms of any existing agreement set forth in Section 4.06(o) of the Disclosure Schedules;

(p)           loan to any Employees;

(q)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases in the ordinary course of business consistent with past practice;

(s)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees, directors or independent contractors (or any such action taken with respect to any other Benefit Plan); or

(t)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07         Contracts.

(a)           Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets:

(i)            all Contracts that are not cancelable by Seller without liability on 90 or fewer days notice to the other party or parties thereto;

(ii)           all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancelable by Seller without liability on 90 or fewer days notice to the other party or parties thereto;

(vii)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)        all Contracts with any Governmental Authority;

(ix)           all Contracts that limit or purport to limit the ability of Seller or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            all joint venture, partnership or similar Contracts;

(xi)           all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)          all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)         all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xiv)        all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)           Except as set forth in Section 4.07(b) of the Disclosure Schedules, each Contract included in the Purchased Assets is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Contract included in the Purchased Assets. To the Knowledge of Seller and except as set forth in Section 4.07(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract included in the Purchased Assets or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. A complete and correct copy of each Contract included in the Purchased Assets (including all modifications, amendments and supplements thereto and waivers thereunder) has been made available to Buyer. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Contract included in the Purchased Assets.

Section 4.08         Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)           those items set forth in Section 4.08 of the Disclosure Schedules;

(b)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or materially interfere with the current operation of any Leased Real Property;

(e)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(f)            other imperfections of title that do not adversely affect in any material respect the value or use of the Purchased Assets or the conduct of the Business as currently conducted.

Section 4.09         Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted), and are adequate for the uses to which they are being put, and, to the Knowledge of Seller, none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not, to the Knowledge of Seller, material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets (other than working capital) necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10         Real Property

(a)           Seller does not own any real or immovable property.

(b)           Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)            such Lease is valid, binding, enforceable and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)           Seller is not in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)          Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)          Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)           Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)           Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)           The Leased Real Property is sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11         Intellectual Property.

(a)           Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets included in clauses (a), (b), (c) and (e) of the definition of Intellectual Property and a general description of the Intellectual Property Assets included in clause (d) of the definition of Intellectual Property that are not registered but that are material to the operation of the Business. All required filings and fees required to be made by Seller related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and no such filings or fees are necessary within 90 days after the Closing Date to maintain or renew any Intellectual Property Registrations, and all Intellectual Property Registrations are subsisting and unexpired, have not been abandoned and, to the Knowledge of Seller, are valid and enforceable. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Seller owns all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances (other than Permitted Encumbrances) and, to the Knowledge of Seller, claims by any Person, including current and former employees of Seller or independent contractors.  Seller has taken commercially reasonable measures to maintain, enforce and protect material Intellectual Property Assets.  Seller has provided Buyer with true and complete copies of all confidentiality agreements and Intellectual Property assignment agreements and, to the Knowledge of Seller, there have been no material violations of any such agreements. To the Knowledge of Seller, Seller is in compliance in all material respects with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(c)           Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses.  All such Intellectual Property Licenses are valid and binding and, to the Knowledge of Seller, enforceable, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles and, to the Knowledge of Seller, the other parties to such agreements are in compliance in all material respects with the terms and conditions of such Intellectual Property Licenses.

(d)           The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller, and the conduct of the Business as currently and formerly conducted by Seller have not and do not infringe, violate or misappropriate in any material respect the Intellectual Property of any Person. Seller has not received any written communication, and no Action has been instituted, settled or, to the Knowledge of Seller, threatened that alleges any such infringement, violation or misappropriation.  To the Knowledge of Seller, none of the Intellectual Property Assets or Intellectual Property Licenses is being infringed, violated or misappropriated by any Person.

(e)           There is no Action pending, asserted in writing or, to the Knowledge of Seller, threatened (including cease and desist letters or invitations to a Patent license) concerning the ownership, validity, registerability, enforceability, infringement or use of any Intellectual Property Assets or Intellectual Property Licenses.

(f)            Section 4.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid and binding and, to the Knowledge of Seller, enforceable, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles and, to the Knowledge of Seller, the other parties to such agreements are in compliance in all material respects with the terms and conditions of such agreements. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such agreement or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(g)           Section 4.11(g) of the Disclosure Schedules sets forth a complete and accurate list of all computer programs, software and applications (excluding all off-the-shelf commercially available software) and all documentation related to the foregoing that is used in or necessary for the conduct of the Business as currently conducted (“Software”).  All such Software shall be included in the Intellectual Property Assets or Intellectual Property Licenses.

(h)           Seller has taken all commercially reasonable actions necessary to protect the confidentiality, integrity and security of its computers, servers, systems, sites, circuits, networks and other related assets and equipment (and all information and transactions stored therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption and Seller believes in its commercially reasonable judgment that such actions are sufficient for the operation of the Business as currently conducted.

Section 4.12         Reserved.

Section 4.13         Customers. Section 4.13 of the Disclosure Schedules sets forth with respect to the Business (a) each customer of Seller for the two most recent fiscal years (collectively, the “Customers”); and (b) the amount of consideration paid by each Customer during such periods. Seller has not received any written notice or, to the Knowledge of Seller, any oral notice, and has no Knowledge, that any of the Customers has ceased, or intends to cease after the Closing, to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14         Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2008. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued to the extent required under GAAP. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are, to the Knowledge of Seller, provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are commercially sufficient in amount coverages for compliance with all applicable Laws and pursuant to Contracts to which Seller is a party or by which it is bound.  True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15         Legal Proceedings; Governmental Orders.

(a)           There are no Actions (to the Knowledge of Seller with respect to inquiries, audits and investigations) pending or, to the Knowledge of Seller, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16         Compliance With Laws; Permits.

(a)           Seller has since January 1, 2006 complied, and is now complying, in all material respects with all Laws (including all applicable Environmental Laws) applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.  All fees and charges with respect to such Permits due and payable as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17         Reserved.

Section 4.18         Employee Benefit Matters.

(a)           Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Business, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or could reasonably be expected to have any liability for premiums or benefits (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter (if any) from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; (vii) copies of any financial statements in respect of the last three years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service or Department of Labor relating to the Benefit Plan.

(c)           No Benefit Plan is or has ever been (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer plan” as defined in Section 413(c) of the Code.  No Benefit Plan provides for any retiree health benefits for any employees or dependents of Seller other than as required by Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, as amended (“COBRA”).

(d)           Each Benefit Plan has been maintained and administered in material compliance with its terms and applicable Law.

(e)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by Seller, including without limitation, severance, golden parachute (defined in Section 280G, of the Code) or otherwise, becoming due to any employee, director or consultant of Seller, or (ii) increase any benefits otherwise payable under any Benefit Plan.

(f)            Seller and its Affiliates have complied in all material respects with Section 409A of the Code with respect to any interest granted or awarded pursuant to a Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), and no Person had a legally binding right to an amount under such a nonqualified deferred compensation plan, which to the Knowledge of Seller would subject such Person to the taxes imposed by Section 409A of the Code, and neither Seller nor any of its Affiliates has any indemnity obligations for any Taxes imposed under Section 409A of the Code.

(g)           No Actions (to the Knowledge of Seller with respect to inquiries, audits and investigations) have been asserted or instituted against the Benefit Plans (other than routine claims for benefits) and, to the Knowledge of Seller, no Actions have been threatened.

(h)           All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Benefit Plans will have been paid, made or accrued for all services on or prior to the Closing Date.

Section 4.19         Employment Matters.

(a)           Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

(b)           Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, or, to the Knowledge of Seller, purporting to represent or attempting to represent any Employee. Since January 1, 2005 there has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its Employees.

(c)           Except as set forth on Section 4.19(c) of the Disclosure Schedules, Seller is and since January 1, 2006 has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  There are no Actions (to the Knowledge of Seller with respect to inquiries, audits and investigations) against Seller pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           Seller has complied with the WARN Act and it has no plans to undertake any action on or prior to the Closing Date that would trigger the WARN Act.

(e)           All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums or any other governmental fees or charges relating to the Employees, accrued wages, salaries, bonuses and commissions and payments under any Benefit Plans with respect to the Employees have been accurately reflected in accordance with GAAP in the books and records of the Business, as made available to Buyer.

Section 4.20         Taxes.

(a)           All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)           All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid, except for those being contested in good faith for which adequate reserves have been recorded on the books of Seller in accordance with GAAP.

(e)           Seller is not a party to any Action (to the Knowledge of Seller with respect to inquiries) by any taxing authority, nor to Seller’s Knowledge are any such Actions threatened.

(f)            There are no Encumbrances for Taxes upon any of the Purchased Assets nor to the Seller’s Knowledge is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)           Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)            None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)            None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.21         Brokers. Except for Waterview Advisors, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and the Closing Date.

Section 5.01         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Partners) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or ISG is a party or by which Buyer or ISG is bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06         Legal Proceedings. There are no Actions (to the Knowledge of Buyer with respect to inquiries, audits and investigations) pending or, to the knowledge of Buyer, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.01         Employees and Employee Benefits.

(a)           Commencing on the Closing Date, Seller shall terminate all Employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer shall offer employment to all of such Employees (any such Employees, the “Continuing Employees”).  Employment offered to the

Continuing Employees will be “at will” and may be terminated by Buyer or by such Continuing Employee at any time, with or without cause or advance notice (subject to any written agreements to the contrary made between Buyer and such Continuing Employee).  Seller shall not, and shall cause its Affiliates not to, engage in any activity intended to discourage any Employee from accepting an offer of employment from Buyer.

(b)           Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any Employee (or former Employee) of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or former Employee) of Seller for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Employees on or prior to the Closing Date.

(c)           Except as specifically set forth in Section 6.01(d), Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of Seller which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any Employees (or former Employees) or agents of Seller which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)           For purposes of COBRA, and only for such purposes, Buyer is, and shall be deemed to be, a successor employer (as defined in Code Section 54.4980B-9; Q&A 8 or Q&A 2 of Section 54.4980B-2) to Seller with respect to all Benefit Plans which are subject to COBRA; and Buyer shall be responsible for providing COBRA continuation coverage for all “M&A Qualified Beneficiaries” (as defined in Code Section 54.4980B-0, Q&A 4).  Seller shall retain COBRA liability for any employees of Seller and, if applicable, their beneficiaries, who do not qualify as M&A Qualified Beneficiaries.

(e)           Each Continuing Employee shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(f)            Buyer shall grant all Continuing Employees credit after the Closing for all service with Seller for purposes of participation, vesting and benefit accruals (except for benefit accruals under any defined benefit pension plan or equity compensation plan) under any vacation, severance or other employee benefit plans maintained by Buyer or any of its Affiliates for the benefit of such Continuing Employees to the extent such service was recognized by Seller under a similar plan of Seller.  Buyer will cause to be waived, except to the extent that such waiver is prohibited by applicable Law, any waiting period and preexisting condition limitations applicable to Continuing Employees under any group health plan maintained by Buyer in which Continuing Employees are otherwise permitted to participate to the extent such limitations did not apply under similar plans of Seller, and Buyer will grant to Continuing Employees credit after the Closing Date for any period with Seller for purposes of any waiting period and preexisting condition limitation applicable to such Continuing Employees under any group health plan maintained by Buyer in which such Continuing Employees are otherwise permitted to participate to the extent such period was taken into account in satisfying any waiting period or preexisting condition limitation under similar plans of Seller.  Buyer will take all action necessary to ensure that Continuing Employees are given full credit for all expenses and deductibles incurred under any group health plan sponsored by Seller for the portion of the plan year preceding the Closing Date for purposes of satisfying any maximum out-of-pocket expense limitations, coinsurance, copayments, deductibles and similar limitations for the remainder of that plan year under any group health plan sponsored by Buyer in which Continuing Employees participate after the Closing.

(g)           Without limiting the generality of Section 11.08, this Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01 and no provision of this Section 6.01 will create any third party beneficiary rights in any Employee in respect of continued employment (or resumed employment) or service or any other matter.

Section 6.02         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall cooperate with Buyer if Buyer seeks to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03         Non-competition; Non-solicitation

(a)           Except as set forth in Section 6.03(e) below, for a period of 5 years commencing on the Closing Date (the “Restricted Period”), Seller and each

Partner shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and each Partner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or any such Partner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the Restricted Period, Seller and each Partner shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01(a) or is or was employed in the Business during the Restricted Period or (ii) encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Seller or any Partner or any of their respective Affiliates from hiring (x) any employee whose employment has been terminated by Buyer or (y) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           If Seller or any Partner breaches, or threatens to commit a breach of, any of the provisions of this Section 6.03, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)            the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii)           the right and remedy to recover from Seller or such Partner, as applicable, all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.03.

(d)           Each of Seller and the Partners acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)           With respect to each Partner, the restrictions contained in this Section 6.03 shall be governed by the laws of the State of Texas, without giving effect to the principles of choice of law thereof.  Each Partner and Buyer and ISG consents to sue and be sued exclusively in the state and federal courts located in the State of Texas and shall not attempt the removal or change of venue of any action arising from or relating to the restrictions contained in this Section 6.03 to the state or federal courts of another jurisdiction.  In the event the restrictions, terms, conditions and other provisions of Sections 7(a)(i) and 7(a)(ii) set forth in the employment agreement of a Partner terminate in accordance with the proviso to Section 15 of such employment agreement, the restrictions, terms, conditions and provisions contained in Sections 6.07(a)(i) and 6.07(a)(ii) of this Agreement shall also terminate for such Partner.

Section 6.04         Governmental Approvals and Consents

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           Seller and Buyer shall use commercially reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

Section 6.05         Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of 7 years after the Closing, Buyer shall:

(i)            retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of 7 years following the Closing, Seller shall:

(i)            retain the Books and Records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records; provided, that if Seller dissolves, Seller can destroy such Books and Records earlier if Seller first gives notice to Buyer and affords Buyer the right to take delivery of records for 30 days prior to destruction.

(c)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.

Section 6.06         Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.07         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities (other than Liabilities arising out of Buyer’s failure to pay the Assumed Liabilities in accordance with their terms) arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.08         Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within 10 Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within 10 Business Days after its receipt thereof.  In the event of a dispute between the parties regarding any party’s obligations under this Section 6.08, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

Section 6.09         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer and Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
RESERVED

ARTICLE VIII
INDEMNIFICATION

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.08, Section 4.18, Section 4.20, Section 4.21, Section 5.01, Section 5.02 and Section 5.04 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Seller and the Partners. Subject to the other terms and conditions of this ARTICLE VIII, Seller and, to the extent Seller has distributed the funds received hereunder to the Partners, the Partners, severally in accordance with their Allocation Percentage and not jointly, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Partners pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(c)           any Excluded Asset or any Excluded Liability.

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees arising out of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Seller and the Partners shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification arising out of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.20 and Section 4.21 (collectively, “Seller Fundamental Representations”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those arising out of Seller Fundamental Representations) exceeds $165,000 (the “Buyer Deductible”), in which event Seller shall be required to pay or be liable for only Losses exceeding the Buyer Deductible.

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification arising out of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 and Section 5.04 (collectively, the “Buyer Fundamental Representations”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those arising out of Buyer Fundamental Representations) exceeds $165,000 (the “Seller Deductible”), in which event Buyer shall be required to pay or be liable for only Losses exceeding the Seller Deductible.

(c)           The maximum aggregate liability of Seller and the Partners for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification arising out of any inaccuracy in or breach of any Seller Fundamental Representation) and Section 8.02(b) shall be limited to $2.75 million.  The maximum aggregate liability of Seller and the Partners for indemnification under Section 8.02(a) for indemnification arising out of any inaccuracy in or breach of any Seller Fundamental Representation shall be limited to $9.0 million.

(d)           The maximum aggregate liability of Buyer for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of or by reason of any inaccuracy in or breach of any Buyer Fundamental Representation) and Section 8.03(b) shall be limited to $2.75 million. The maximum aggregate liability of Buyer for indemnification under Section 8.03(a) for indemnification arising out of any inaccuracy in or breach of any Buyer Fundamental Representation shall be limited to $9.0 million.

(e)           Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnitees shall have no right to indemnification under Section 8.02 or otherwise for reclassifications of or differences in gains, revenues, income, costs, expenses and/or losses recorded in the Financial Statements that (i) result from a different accounting period being used for recognition purposes or different revenue and expense recognition policies being used and (ii) are discovered in the preparation of ISG’s audited financial statements.

(f)            Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnitees shall have no right to indemnification under

Section 8.02 with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss has been taken into account in the determination of the Actual Closing Working Capital.

(g)           No claim may be asserted nor any action commenced against Seller or the Partners for indemnification under Section 8.02(a) or against Buyer for indemnification under Section 8.03(a) unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of the claim or action is received by the Indemnifying Party on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.01.

(h)           For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim (or if earlier, no later than 10 days prior to the date a response is required to be filed). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses arising from such Third Party Claim, subject to the limitations set forth in Section 8.04. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 30 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated (with no further right to appeal) to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 30 days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.  All calculations of Losses shall take into account any insurance proceeds actually received (net of any costs or expenses incurred in connection with collecting such proceeds) by the Indemnified Party in connection with the matter out of which such Losses shall arise, and shall take into account any net Tax benefit that the Indemnified Party actually realized in connection with the matter out of which such Losses shall arise.  The Indemnified Party agrees to use commercially reasonable efforts to obtain such insurance proceeds.  If an indemnification payment is received by any Indemnified Party and such Indemnified Party later receives insurance proceeds in respect of the related Losses, such Indemnified Party shall promptly pay to the Indemnifying Party such amount.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09         Exclusive Remedy.  Buyer, Seller and the Partners each acknowledge and agree, on behalf of themselves and the other Buyer Indemnitees and Seller Indemnitees, respectively, that, from and after the Closing, except for the post-closing adjustments provided for in Section 2.06, the sole and exclusive remedy of the Buyer Indemnitees and Seller Indemnitees with respect to any and all claims relating (directly or indirectly) to Seller and the Partners and Buyer, respectively, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VIII and Section 11.11; provided, however, that the foregoing shall not apply to claims based upon fraud.  The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnitees’ and Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

ARTICLE IX
GUARANTEE

Section 9.01         Guarantee of ISG.

(a)           Subject to the indemnification obligations, conditions and limitations set forth in Article VIII, ISG, as principal obligor and not as surety, further covenants:

(i)            to cause Buyer to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement that are to be kept, observed and performed by Buyer; and

(ii)           that, if for any reason whatsoever, Buyer shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement that is to be kept, observed or performed by Buyer, then ISG shall perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement.

Section 9.02         Guarantee of Partners.

(a)           Subject to the indemnification obligations, conditions and limitations set forth in Article VIII, each of the Partners, severally and not jointly, as principal obligor and not as surety, further covenants:

(i)            to cause Seller to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement that are to be kept, observed and performed by Seller; and

(ii)           that, if for any reason whatsoever, Seller shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement that is to be kept, observed or performed by Seller, then the Partners shall perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement.

ARTICLE X
RESERVED

ARTICLE XI
MISCELLANEOUS

Section 11.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:	Salvaggio & Teal Ltd. PMB 179

4815 W. Braker Lane, Suite 502 Austin, TX 78759 Facsimile: (512) 532-7799 E-mail: Mitt.Salvaggio@staconsulting.net Attention: Mitt Salvaggio

with a copy to:	Fulbright & Jaworski L.L.P. 600 Congress Avenue, Suite 2400 Austin, TX 78701 Facsimile: (512) 474-5201 E-mail: dwindham@fulbright.com Attention: Darrell R. Windham

If to Buyer:

Information Services Group, Inc.

Two Stamford Plaza

281 Tresser Boulevard

Stamford, CT 06901

E-mail: dberger@informationsg.com

Attention: Chief Financial Officer

International Consulting Acquisition Corp.

10055 Grogans Mill Road, Suite 200

The Woodlands, TX 77380

E-mail: richard.fogel@tpi.net

Attention: General Counsel

with a copy to:	Simpson Thacher & Bartlett, LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 E-mail: echung@stblaw.com Attention: Edward J. Chung

Section 11.03       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The parties hereto agree that the Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations and warranties of the Seller and the Partners except to the extent expressly provided in this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of Law or breach of Contract).

Section 11.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06       Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement, dated as of December 15, 2009 between

Seller and ISG, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign their rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08       No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           Except as set forth in Section 6.03(e) above, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           EXCEPT AS SET FORTH IN SECTION 6.03(e) ABOVE, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED

UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN EACH CASE LOCATED WITHIN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12       Acknowledgment by Buyer.

(a)           Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets,

liabilities, properties, prospects and projected operations of the Business, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller expressly and specifically set forth in Article IV, as qualified by the attached Disclosure Schedules.  The representations and warranties by the Seller expressly and specifically set forth in Article IV constitute the sole and exclusive representations, warranties and statements of any kind of the Seller and the Partners to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Business, or the quality, quantity or condition of the Purchased Assets) are specifically disclaimed by the Seller and the Partners.  Neither the Seller nor the Partners makes or provides, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Purchased Assets or any part thereof except as expressly set forth in Section 4.09.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE IV, (X) BUYER IS ACQUIRING THE PURCHASED ASSETS AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE SELLER, THE PARTNERS OR ANY OTHER PERSON (INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE BUSINESS OR THE PURCHASED ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.

(b)           Except as may be specifically set forth in Articles IV and VIII, Buyer acknowledges that neither the Seller, the Partners nor any of their respective officers, directors, employees or agents, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from (nor shall Buyer have any claim with respect to) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c)           Buyer acknowledges that in connection with the investigation by Buyer of the Business, Buyer received from the Seller certain projections, forward-looking statements and other forecasts and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forward-looking statements and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forward looking statements, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto.  Accordingly, Buyer acknowledges that neither the Seller, the Partners nor any of their respective officers, directors, employees or agents, whether in an individual, corporate or any other capacity, make any representation, warranty or other statement with respect to, and Buyer is not relying on, such estimates, projections, forward looking statements and other forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements and other forecasts or plans).

Section 11.13       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SALVAGGIO & TEAL LTD. d/b/a
SALVAGGIO, TEAL & ASSOCIATES

By: SALVAGGIO & TEAL II, L.L.C., its sole general partner

By:	/s/ Kirk Teal
Name:	Kirk Teal
Title:	Authorized Member

SALVAGGIO & TEAL II, L.L.C.

By:	/s/ Kirk Teal
Name:	Kirk Teal
Title:	Authorized Member

MITT SALVAGGIO

/s/ Mitt Salvaggio

KIRK TEAL

/s/ Kirk Teal

NATHAN FREY

/s/ Nathan Frey

[Signature Page to Asset Purchase Agreement]

INTERNATIONAL CONSULTING ACQUISITION CORP.

By:	/s/ David E. Berger
Name:	David E. Berger
Title:	President and CFO

INFORMATION SERVICES GROUP, INC. (for purposes of Sections 2.07, 2.08(f), 2.08(g) and 9.01 only)

By:	/s/ Michael P. Connors
Name:	Michael P. Connors
Title:	Chairman and CEO

[Signature Page to Asset Purchase Agreement]